Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 62 to Registration Statement No. 002-79755 on Form N-1A of our report dated January 15, 2013, relating to the financial statements and financial highlights of Fidelity Growth Company Fund, a fund of Fidelity Mt. Vernon Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Mt. Vernon Street Trust for the year ended November 30, 2012, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 25, 2013